Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX REPORTS FISCAL 2013 SECOND QUARTER FINANCIAL RESULTS

Irvine, CA, May 2, 2013 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for its fiscal second quarter ended March 31, 2013. Net sales in the second quarter of fiscal 2013 were $173.7 million, down 16 percent from net sales of $208.0 million in the same quarter last year. This decrease was primarily due to lower sales to key customers.

Non-GAAP gross margin during the second quarter of fiscal 2013, which excludes the impact of an inventory write-down, was (2.7) percent. This compares to 12.5 percent for the same period in the prior year. The year-over-year decline was primarily driven by lower overhead absorption due to reduced production levels. In anticipation of softer demand during the quarter, the Company lowered production levels in order to reduce inventory. Inventory declined by $50 million during the second quarter. The Company recorded a $10.9 million inventory write-down as a result of unusable components, as well as a small portion that was written-down as a result of uncertainty in near-term demand forecasts. Including the inventory write-down, fiscal 2013 second quarter GAAP gross margin was (8.9) percent.

Net loss for the second quarter of fiscal 2013 was $23.9 million, or $1.00 per diluted share, compared to net income of $12.1 million, or $0.50 per diluted share, for the same period in the prior year.

Net cash provided by operating activities for the second quarter of fiscal 2013 was $47.6 million. At March 31, 2013, the Company had cash and cash equivalents of $129.8 million, or $5.46 per diluted share, and remained debt free.

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Non-GAAP Results

A reconciliation of GAAP gross margin, net income and earnings per share to non-GAAP gross margin, net income and earnings per share is provided in the table at the end of this press release.

Share Repurchase Program

MFLEX also announced today that it is in the process of entering into a 10b5-1 plan providing for the repurchase of up to approximately 535,000 shares in the aggregate of the Company’s common stock under its current repurchase authorization. The timing, price, volume and terms of the repurchases will be based on market conditions, relevant securities laws and other factors.

Outlook

For the third quarter of fiscal 2013, the Company expects net sales to be between $155 and $185 million and gross margin to be approximately breakeven based on production build plans, projected sales volume and anticipated product mix.

Reza Meshgin, Chief Executive Officer of MFLEX, commented “Due to continued soft market conditions, we plan to continue to focus on reducing inventory levels during the third quarter. Therefore, we plan to again minimize production which we expect to continue to pressure our gross margin during the quarter. We believe these conditions are temporary and continue to expect a rebound in revenue and profitability in the fourth quarter and further into fiscal 2014, when we anticipate an increase in demand from both long-standing and newer customers. During the second quarter, newer customers comprised approximately 8 percent of sales and we expect this contribution to double in the third quarter. We are optimistic that this new customer momentum will continue, and that a broader customer and product base will alleviate the current challenges associated with seasonality and product cycles as we enter into fiscal 2014.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its fiscal 2013 second quarter financial results. The dial-in number for the call in North America is 1-888-549-7880 and 1-480-629-9772 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4615200.

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About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; sales; net income; profitability; revenue growth; cash flow; gross margins; overhead absorption; product cycles and the ramping of new programs; labor costs; new customer opportunities; customer relationships; customer and product mix; inventory levels; production build plans; write offs; demand forecasts; seasonality; customer and market diversification strategies; capacity, utilization and expansion of the Company’s facilities; headcount levels; yields; and labor efficiency. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “see,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy and seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; demand for the Company’s products; product mix; the Company’s ability to develop and deliver new technologies; the

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Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes, inventory levels, costs and yields; the ramping and launch of new programs; currency fluctuations; pricing pressure; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2012 and its Quarterly Report on Form 10-Q to be filed for the quarter ended March 31, 2013. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Net sales	$173,674	$207,963	$463,324	$447,306
Cost of sales	189,207	181,880	454,154	392,062

Gross (loss) profit	(15,533)	26,083	9,170	55,244
Operating expenses:
Research and development	1,782	2,231	3,815	4,310
Sales and marketing	4,712	6,503	11,249	12,890
General and administrative	4,295	5,484	9,967	11,112
Impairment and restructuring	—	(1,171)	—	(1,736)

Total operating expenses	10,789	13,047	25,031	26,576

Operating (loss) income	(26,322)	13,036	(15,861)	28,668
Other income (expense), net:
Interest income	86	353	156	646
Interest expense	(138)	(81)	(249)	(235)
Other income (expense), net	170	1,333	155	1,804

(Loss) income before income taxes	(26,204)	14,641	(15,799)	30,883
Benefit from (provision for) income taxes	2,325	(2,537)	268	(5,235)

Net (loss) income	$(23,879)	$12,104	$(15,531)	$25,648

Net (loss) income per share:
Basic	$(1.00)	$0.51	$(0.65)	$1.08
Diluted	$(1.00)	$0.50	$(0.65)	$1.06
Shares used in computing net (loss) income per share:
Basic	23,799	23,870	23,797	23,809
Diluted	23,799	24,104	23,797	24,113

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	September 30,
	2013	2012
Cash and cash equivalents	$129,841	$82,322
Accounts receivable, net	101,573	165,408
Inventories	55,105	124,770
Other current assets	17,010	19,217

Total current assets	303,529	391,717
Property, plant and equipment, net	255,900	274,886
Other assets	29,729	29,807

Total assets	$589,158	$696,410

Accounts payable	$119,081	$199,737
Other current liabilities	20,664	36,111

Total current liabilities	139,745	235,848
Other liabilities	19,153	18,573
Stockholders’ equity	430,260	441,989

Total liabilities and stockholders’ equity	$589,158	$696,410

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Cash flows from operating activities
Net (loss) income	$(23,879)	$12,104	$(15,531)	$25,648
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	14,740	13,954	29,158	26,663
Provision for doubtful accounts and allowances	(1,247)	38	685	1,837
Deferred taxes	(56)	(71)	(106)	(74)
Stock-based compensation expense	1,241	1,503	2,548	2,888
Income tax benefit related to stock option exercises	(29)	(53)	(29)	(70)
Restructuring asset recoveries	—	(1,171)	—	(1,736)
(Loss) gain on disposal of equipment	(130)	(8)	(124)	5
Changes in operating assets and liabilities	56,918	38,642	59,414	15,517

Net cash provided by operating activities	47,558	64,938	76,015	70,678
Cash flows from investing activities
Purchases of property and equipment	(10,879)	(13,604)	(26,792)	(33,950)
Proceeds from sale of equipment and assets held for sale	136	7,833	136	8,532

Net cash used in investing activities	(10,743)	(5,771)	(26,656)	(25,418)
Cash flows from financing activities
Income tax benefit related to stock option exercises	29	53	29	70
Tax withholdings for net share settlement of equity awards	(66)	(239)	(803)	(1,039)
Proceeds from exercise of stock options	568	114	597	149
Repurchase of common stock	(212)	(984)	(1,444)	(8,844)

Net cash used in financing activities	319	(1,056)	(1,621)	(9,664)
Effect of exchange rate changes on cash	55	(879)	(219)	(446)

Net increase in cash	37,189	57,232	47,519	35,150
Cash and cash equivalents at beginning of period	92,652	75,808	82,322	97,890

Cash and cash equivalents at end of period	$129,841	$133,040	$129,841	$133,040

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Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling

Selected Non-GAAP Financial Measures to Comparable GAAP Financial Measures

(unaudited)

Three Months Ended
March 31, 2013
GAAP gross margin percentage	(8.9)%
Effect of inventory write-down	6.2%

Non-GAAP gross margin percentage	(2.7)%

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
GAAP net (loss) income	$(23,879)	$12,104	$(15,531)	$25,648
Stock-based compensation	1,241	1,503	2,548	2,888
Impairment and restructuring	—	(1,171)	—	(1,736)
Income tax effect of non-GAAP adjustments	(406)	(30)	(826)	(249)

Non-GAAP net (loss) income	$(23,044)	$12,406	$(13,809)	$26,551

GAAP diluted earnings per share	$(1.00)	$0.50	$(0.65)	$1.06
Effect of stock-based compensation, net of tax on diluted earnings per share	0.03	0.04	0.07	0.08
Effect of impairment and restructuring, net of tax on diluted earnings per share	—	(0.03)	—	(0.04)

Non-GAAP diluted earnings per share	$(0.97)	$0.51	$(0.58)	$1.10

Weighted-average diluted shares used in calculating non-GAAP diluted earnings per share	23,799	24,104	23,797	24,113

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP gross margin, non-GAAP net income and non-GAAP diluted earnings per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP gross margin excludes the charge to write-down inventory. The items excluded from GAAP net income and diluted earnings per share in calculating these non-GAAP financial measures are as follows: (a) stock-based compensation expense; and (b) impairment and restructuring activities, including asset impairments, one-time termination benefit, other restructuring-related costs and gains on sale of previously impaired assets as part of restructuring activities.

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Multi-Fineline Electronix, Inc.

Product Mix

	Three Months Ended
	March 31,
	2013	2012
Smartphones	65%	71%
Tablets	28%	26%
Consumer Electronics	5%	0%

Multi-Fineline Electronix, Inc.

Key Customer Revenue Contribution

	Three Months Ended
	March 31,
	2013	2012
“OEM C”	77%	75%
“OEM D”	13%	13%

For competitive and customer confidentiality reasons, the Company does not disclose its customers by name.

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